 Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333- 210337

PROSPECTUS

Up to 5,137,905 Shares of
Common Stock

This prospectus relates to the resale of up to 5,137,905 shares (the “Shares”) of our common stock, par value $.001 per share of Cellular Biomedicine Group, Inc. a Delaware corporation, for sale by the selling stockholders named herein (the “Selling Stockholders”) for their own accounts.  The shares to be sold by the Selling Stockholders include: (i) up to 2,348,888 shares of our common stock issued in connection with the two closings on a private placement financing in February and April 2016  (the “2016 PIPE”) and related finder fee; (i) up to 436,841 shares of our common stock issued in connection with a $19.6 million private placement financing conducted in March 2015 (the “March 2015 PIPE”); (iii) up to 298,507 shares of our common stock issued in connection with a $10 million private placement financing in June 2014 (the “June 2014 PIPE”) and subsequent exercise of an option granted by us to Venture Garden Limited, an entity wholly owned by an investor in the June 2014 PIPE (the “Option”); (iv) up to 214,286 shares of our common stock issued in connection with a $6.9 million private placement financing conducted in December 2013 through March 2014 (the “December 2014 PIPE”); (v) up to 752,236 shares of our common stock issued in connection with a $4.0 million private placement financing conducted in July and August 2013 (the “July 2013 PIPE”); (vi) up to 962,076 shares of our common stock issued to the shareholders of Cellular Biomedicine Group Ltd. in connection with our merger with Eastbridge Investment Group Corporation in February 2013; (vii) up to 75,000 shares of our common stock issued in connection with the acquisition of certain intellectual property of Beijing Agreen Biotechnology Co. Ltd., its founder, and Cellular Immunity Tech Ltd. (a company controlled by the founder) (the “AG Acquisition”); (viii) up to 46,867 shares of our common stock issued in connection with the acquisition of certain license rights from Blackbird BioFinance, LLC (the “Blackbird Acquisition”) and (ix) up to 3,204 shares of our common stock issued to certain officers and directors of Cellular Biomedicine Group Ltd. and Cellular Biomedicine Group, Inc. as compensation for services rendered.

To the extent the Selling Stockholders wish to sell their shares of our common stock as provided for herein, they may offer and sell such shares on a continuous or delayed basis in the future.  These sales may be conducted in the open market or in privately negotiated transactions and at market prices, fixed prices or negotiated prices.  We will not receive any of the proceeds from the sale of the shares of common stock underlying the Option, but we will receive funds upon the exercise of the Option.  See “Use of Proceeds” on page 10. We have agreed to pay the expenses in connection with the registration of the Shares.

Our common stock is listed on The NASDAQ Global Market under the symbol “CBMG.” The last reported sale price of our common stock on June 16, 2016 was $15.24.

Investing in our securities involves a high degree of risk. You should read this prospectus and the information incorporated herein by reference carefully before you make your investment decision. See “Risk Factors” beginning on page 10 of this prospectus for a discussion of risks applicable to us and an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 17, 2016.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and the documents we have filed or will file with the Securities Exchange Commission (the “SEC”) that are or will be incorporated by reference into this prospectus and the accompanying prospectus supplement contain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that involve risks and uncertainties. Any statements contained, or incorporated by reference, in this prospectus and any accompanying prospectus that are not statements of historical fact may be forward-looking statements. When we use the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and other similar terms and phrases, including references to assumptions, we are identifying forward-looking statements. Forward-looking statements involve risks and uncertainties which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements.

A variety of factors, some of which are outside our control, may cause our operating results to fluctuate significantly. They include:

●
our plans and expectations regarding the timing and outcome of our research, development, manufacturing, distribution and commercialization efforts, whether with partners or on our own, with primary research and manufacturing facilities in China, relating to our therapies derived from two major cell platforms: (i) Immune Cell therapy for treatment of a broad range of cancers using Vaccine, Tcm, TCR clonality, Chimeric Antigen Receptor T cell (“CAR-T”) and anti-PD-1 technologies for various liquid and solid cancerous diseases, and (ii) human adipose-derived mesenchymal progenitor cells (“haMPC”) for treatment of joint and autoimmune diseases comprised of Knee Osteoarthritis (“KOA”), and Cartilage Defect (“CD”) Asthma, and Chronic Obstructive Pulmonary Disease ("COPD") autologous and allogeneic therapies and any other proposed products, product candidates or approved products;

●
the domestic and international regulatory process and related laws, rules and regulations governing our technologies and our approved and proposed products and formulations, including: (i) the timing, status and results of our or our commercial partners’ filings with the U.S. Food and Drug Administration (“FDA”), Ministry of Health (“MOH”) and the China Food and Drug Administration (“CFDA”) or their foreign equivalents, (ii) the timing, status and results of non-clinical work and clinical studies, including regulatory review thereof and (ii) the heavily regulated industry in which we operate our business generally;

●	the significant challenges our newly acquired technology platform presents;

●	our ability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our products and product candidates;

●	Our reliance in significant part on outside scientists and their third-party research institutions for research and development and early clinical testing of our product candidates;

●	our ability, or the ability of our commercial partners to actually develop, commercialize, manufacture or distribute our products and product candidates;

●	our ability to generate commercially viable products and the market acceptance of our cell therapy and cell banking technologies and our proposed products and product candidates;

●
our ability to finance our operations on acceptable terms, either through the raising of capital, the incurrence of convertible or other indebtedness or through strategic financing or commercialization partnerships;

●
the protection and control afforded by our patents or other intellectual property, and any interest patents or other intellectual property that we license, or our or our partners’ ability to enforce our rights under such owned or licensed patents or other intellectual property;

●	our ability to maintain our licenses, patents or other intellectual property;

●	the outcome of ongoing or potential future litigation or other claims or disputes relating to our business, technologies, products or processes;

●
the ability of our manufacturing partners to supply us or our commercial partners with clinical or commercial supplies of our products in a safe, timely and regulatory compliant manner and the ability of such partners to address any regulatory issues that have arisen or may in the future arise;

●	competition existing today or that will likely arise in the future; and

●	regulatory oversight of our company by the SEC, FDA, CFDA, the NASDAQ Stock Market and other regulatory agencies.

The foregoing does not represent an exhaustive list of risks that may impact upon the forward-looking statements used herein or in the documents incorporated by reference herein. Please see “Risk Factors” in our reports filed with the SEC or in a prospectus supplement related to this prospectus for additional risks which could adversely impact our business and financial performance. Moreover, new risks regularly emerge and it is not possible for our management to predict all risks, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus and any accompanying prospectus supplement are based on information available to us on the date hereof or thereof. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout (or incorporated by reference in) this prospectus, any accompanying prospectus and the documents we have filed with the SEC.

 PROSPECTUS SUMMARY

The following summary highlights selected information contained or incorporated by reference in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus and any supplement hereto carefully, including the risk factors section as well as the financial statements and the notes to the financial statements incorporated herein by reference.

In this prospectus and any amendment or supplement hereto, unless otherwise indicated, the terms “Cellular Biomedicine Group, Inc.,” “CBMG,” the “Company,” “we,” “us,” and “our” refer and relate to Cellular Biomedicine Group, Inc. and its consolidated subsidiaries.

Our Company

Cellular Biomedicine Group, Inc. is a biomedicine company, principally engaged in the development of new treatments for cancerous and degenerative diseases utilizing proprietary cell-based technologies.  Our technology includes two major cell platforms: (i) Immune Cell therapy for treatment of a broad range of cancers using T Central Memory Cell ("Tcm"), T Cells Receptor ("TCR") clonality analysis, Chimeric Antigen Receptor T cell (“CAR-T”) and anti-PD-1 technologies, and (ii) human adipose-derived mesenchymal progenitor cells (“haMPC”) for treatment of joint and autoimmune diseases, with primary research and manufacturing facilities in China, while meeting dual standards.

From February 6, 2013 to June 23, 2014, we operated the Company in two separate reportable segments: (i) Biomedicine Cell Therapy (“Biomedicine”); and (ii) Financial Consulting (“Consulting”).  The Consulting segment was conducted through our wholly-owned subsidiary EastBridge Investment Corp. (“Eastbridge Sub”).  On June 23, 2014, the Company announced the discontinuation of the Consulting segment as it no longer fits into management’s long-term strategy and vision.  The Company will focus resources on becoming a pure-play biotechnology company bringing therapies to improve the health of patients in China.

On September 26, 2014, the Company completed its acquisition of Beijing Agreen Biotechnology Co. Ltd. ("AG") and the U.S. patent held by Cellular Immunity Tech Ltd. (a company controlled by the founder).

AG is a biotech company with operations in China, engaged in the development of treatments for cancerous diseases utilizing proprietary cell technologies, which include without limitation, preparation of subset T Cell and clonality assay platform technology for treatment of a broad range of cancers by AG’s primary hospital partner, Jilin Hospital.

On February 9, 2015, the Company announced its acquisition of Chinese PLA General Hospital's ("PLAGH", Beijing, also known as "301 Hospital") CAR-T therapy, its recombinant expression vector CD19, CD20, CD30 and Human Epidermal Growth Factor Receptor's (EGFR or HER1) Immuno-Oncology patents applications, and Phase I clinical data of the aforementioned therapies and manufacturing knowledge.  The 301 Hospital team has conducted several preliminary clinical studies of various CAR-T constructs targeting CD19-positive acute lymphoblastic leukemia, CD20-positive lymphoma, CD30-positive Hodgkin's lymphoma and EGFR-HER1-positive advanced lung cancer, cholangiocarcinoma, pancreatic cancer, and renal cell carcinoma.  Pursuant to the terms of a technology transfer agreement, PLAGH agreed to transfer to the Company all of its right, title and interest in and to certain technologies currently owned by PLAGH (including, without limitation, four technologies and their pending patent applications) that relate to genetic engineering of chimeric antigen receptor (CAR)-modified T cells and its applications (collectively, the “Technology”).  In addition, PLAGH is responsible for obtaining governmental approval for the clinical trial related to the Technology, and the Company is responsible for the costs and expenses in connection therewith. The parties may collaborate to develop follow-on research and improvements on the Technology (collectively, the “Improvements”).  With respect to any Improvement achieved through the collaboration of the Company and PLAGH, the two parties will jointly own any intellectual property arising from such Improvement.  With respect to any Improvement achieved solely and independently by PLAGH, the Company has a right of first refusal to acquire any intellectual property arising from such Improvement.

When combined with CBMG's state-of-the art infrastructure and clinical platform, we anticipate that the aforementioned acquired technologies will enable improvement of cancer immune cell therapies and strategic combination therapies which will boost the Company's Immuno-Oncology presence, and pave the way for future partnerships. We plan to initiate certain cancer clinical trials utilizing such technologies upon receiving acceptance of the clinical trial designs with the principal investigator and obtaining the requisite approvals.

On June 26, 2015, the Company completed the acquisition of Blackbird BioFinance, LLC (“Blackbird”)’s University of South Florida (“USF”)’s license on the next generation cancer immunotherapy vaccine CD40LGVAX, its related technologies and technical knowledge.  Of the total consideration to be delivered to Blackbird for the purchased assets, $2,500,000 was delivered in cash and 28,120 shares of Company common stock (the "Closing Shares"), representing $1,050,000 of the purchase consideration, was issued and delivered to Blackbird. Another 18,747 shares (the “Holdback Shares”), representing $700,000 of the purchase consideration (subject to adjustments and satisfaction of certain conditions in line with similar transactions), were to be issued and delivered to Blackbird on November 4, 2015.   Based on the terms of the license, we believe the Company will pay potentially more than $25 million in future milestones and royalty payments.

Despite the advances of targeted therapies and recent breakthroughs with immune checkpoint inhibitors, such as anti-PD1 or PDL1 monoclonal antibody treatments, there are still significant unmet medical needs in Non-Small Cell Lung Cancer (“NSCLC”), and the disease remains largely incurable. We believe the CD40LGVAX vaccine, in combination with an anti-PD1 monoclonal antibody, may provide synergistic and improved clinical benefits in both PDL1 positive and negative patients. We previously anticipated a phase I/II clinical trial for the CD40LGVAX vaccine combined with PD-1 antibody to commence in the second half of 2015.  We currently evaluating both U.S. and non-U.S. options for furthering clinical trials for the CD40LGVAX vaccine following Moffitt Cancer Center’s notification to us that it will not be continuing its sponsorship of the U.S. CD40LGVAX Trial. In the third quarter of 2015 we reviewed and modified the design of CD40LGVAX trial by expanding the number of patient recruitment, changing from single site to multi-sites trial and adding stratification to the trial.  We are converting the CD40LGVAX Investigator Sponsor Research (“ISR”) to a CBMG IND trial. We are converting the CD40LGVAX Investigator Sponsor Research (“ISR”) to a CBMG IND trial.

Biomedicine Business

Our biomedicine business was founded in 2009 as a newly formed specialty biomedicine company by a team of seasoned Chinese-American executives, scientists and doctors. In 2010 we established a GMP facility in Wuxi, and in 2012 we established a U.S. Food and Drug Administration (“FDA”) GMP standard protocol-compliant manufacturing facility in Shanghai. Our focus has been to monetize the rapidly growing health care market in China by marketing and commercializing stem cell and immune cell therapeutics, related tools and products from our patent-protected homegrown cell technology developed by our research and development team, as well as by utilizing exclusively in-licensed and other acquired intellectual properties.

Our current treatment focal points are cancer and other degenerative diseases such as KOA, Asthma, COPD and CD.

Cancer. In the cancer field, our in-licensed TC-DC therapy utilizes dendritic cells that have been taught the unique "signature" of the patient's’ cancer, in order to trigger an effective immune response against cancer stem cells, the root cause of cancer metastasis and recurrence. Our Tumor Cell Target Dendritic Cell (“TC-DC”) product candidate has successfully completed a U.S. FDA Phase II clinical trial for the treatment of Metastatic Melanoma at the Hoag Medical Center in California. We have a process to develop human embryo-derived motor neuronal precursor cells and human embryo-derived neuronal precursor cells with high purity levels, validated by synapse formation, and have shown functional innervation with human muscle cells.  Under applicable international reciprocity procedures we are utilizing data generated in a U.S. Phase II clinical trial in an analogous China-based Phase I/II Clinical Trial for the treatment of Hepatocellular Carcinoma (“HCC”), a major type of Liver Cancer. Management believes we will be able to leverage skin cancer data produced in ongoing trials in the U.S., and apply it toward advancing our product candidate for the treatment of liver cancer and other cancer-related indications.  As of December 31, 2013, we have completed the HCC Phase I trial. With the advent of more advanced technologies in our portfolio, at present we do not plan on continuing the HCC trial. We are evaluating hospitals’ post Tcm treatment data to ascertain whether clinical studies for certain cancer disease indications may be warranted.   We plan to continue to evaluate and prioritize our cancer clinical trial indications for commercialization using safe and effective therapy or combination therapies. We announced results from our Phase I trial for certain of CAR-T cancer immunotherapy programs on March 25, May 21, and late September, 2015. The Phase I trial data for the CD19, CD20 and CD30 and EGFR HER 1 constructs showed a positive response rate under controllable toxicities.

On October 26, 2015, the Company announced results from the PLAGH Phase IIa clinical trial evaluating the safety, feasibility and anti-tumor activity of its acquired (CAR-T) immunotherapy CBM-CD20.1 targeting CD20 for the treatment of patients with advanced B-cell non-Hodgkin lymphoma (NHL).  Overall objective response rate (ORR) is 80.0% (8/10) with durable responses observed.  A total of ten patients were treated with CBM-CD20.1 (seven patients with diffuse large B-cell lymphoma (DLBCL) and three patients with other types of NHL). The Phase IIa results showed that CBM-CD20.1 immunotherapy was safe, well tolerated, and efficacious in the treatment of patients with advanced NHL. The data was selected for an oral presentation entitled “Treatment of CD20-directed Chimeric Antigen Receptor-modified T cells in Patients with advanced B-cell Non-Hodgkin Lymphoma: An Early Phase IIa Trial Report” at the 2015 4th International Conference on Translational Medicine in Baltimore.

KOA.  In 2013, we completed a Phase I/IIa clinical trial for our “KOA therapy named ReJoin™. The trial tested the safety and efficacy of intra-articular injections of autologous haMPCs in order to reduce inflammation and repair damaged joint cartilage. The 6-month follow-up clinical data showed ReJoin™ therapy to be both safe and effective.

In Q2 2014 we completed patient enrollment for the Phase IIb clinical trial of ReJoin™  for KOA. The multi-center study has enrolled 53 patients to participate in a randomized, single blind trial. We published 48-week follow-up data of Phase I/IIa on December 5, 2014.  The 48-week data indicated that patients have reported a decrease in pain and a significant improvement in mobility and flexibility, while the clinical data shows our ReJoin™ regenerative medicine treatment to be safe.  We announced interim Phase IIb clinical trial results of KOA therapy named ReJoin™  on March 25, 2015, which confirmed that the primary and secondary endpoints of ReJoin™ therapy groups have all improved significantly compared to their baseline. We released positive 48 week follow-up data in January 2016.

Cartilage Damage.  In January 2015 we initiated patient recruitment to support a study of ReJoin™  haMPC therapy for CD resulting from osteoarthritis (“OA”) or sports injury. The study is based on the same science that has shown tremendous progress in the treatment of KOA. Both arthroscopy and the use of magnetic resonance imaging (“MRI”) will be deployed to further demonstrate the regenerative efficacy of ReJoin™ on CD.

 Asthma.  In Q1 of 2014 we began a pre-clinical study on haMPC therapy for asthma. The pre-clinical study, conducted by Shanghai First People’s Hospital, a leading teaching hospital affiliated with Shanghai Jiaotong University, will evaluate the safety and efficacy of haMPCs to treat severe asthma.

COPD. COPD refers to a group of diseases that block airflow to the lungs and make it difficult to breathe. The two most common conditions that make up COPD are chronic bronchitis and emphysema, which gradually destroys the smallest air passages (bronchioles) in the lungs. Currently the common treatments for COPD, such as use of steroids, inhalers and bronchodilator drugs, aim to control the symptoms and minimize further damage, but do not reverse the tissue damage. The major risk factors for COPD in China are tobacco smoking, biomass fuel use and genetic susceptibility.

Our pre-clinical COPD study is being conducted by Shanghai First People's Hospital, a leading teaching hospital affiliated with Shanghai Jiaotong University. Professor Zhou Xin, director of the hospital's respiratory department and chairperson of Respiratory Diseases Division of Shanghai Medical Association, will lead the study as Principal Investigator.

The  unique lines of adult adipose-derived stem cells and the immune cell therapies enable us to create multiple cell formulations in treating specific medical conditions and diseases, as well as applying single cell types in a specific treatment protocol. Management believes that our adult adipose-derived line will become commercially viable and market-ready within three to four years. In addition, we plan to assess and initiate cancer clinical trials leading to commercialization using safe and most effective therapy or combination therapies. Our facilities are certified to meet the international standards NSF/ANSI 49, ISO-14644 (or equivalent), ANSI/NCSL Z-540-1 and 10CFR21, as well as CFDA standards CNAS L0221. In addition to standard protocols, we use proprietary processes and procedures for manufacturing our cell lines, comprised of:

●	Banking processes that ensure cell preservation and viability;

●	DNA identification for stem cell ownership; and

●	Bio-safety testing at independently certified laboratories.

In July 2015, the Company has received two new certifications from the CFDA for its proprietary cell and tissue preservation media kits respectively, in accordance with the CFDA’s new regulations announced on June 1, 2015. These certified kits enable long-term preservation and long distance shipment of cells and tissue, without freezing them down, from and to the point of care for ready applications by physicians. The latest certifications further strengthen our Vertically Integrated Cell Manufacturing System (“VICMS”) to centralize the processing and supplying of autologous cell therapies, and reinforce our potential to be a world-class biotechnology company, serving large unmet medical needs.

Our Strategy

The majority of our biomedicine business is in the development stage. We intend to concentrate our business on cell therapies and in the near-term, carrying our KOA stem cell therapy and cancer immune cell therapies to commercialization.

With the recent addition of our cancer immune cell therapy resources, we plan to evaluate and prioritize our cancer clinical trial indications for commercialization using safe and most effective therapy or combination therapies. The Company believes that, when integrated with CBMG's state-of-the-art infrastructure and clinical platform, the aforementioned acquired AG, 301 Hospital and USF technologies will improve our cancer immune cell therapies clinical pathway and pave the way for collaboration with renowned institutions. We plan to initiate certain cancer clinical trials upon receiving acceptance of the clinical trial designs with the principal investigator and obtaining the requisite approvals.

In the next 12 months, we aim to accomplish the following:

●	Confirm the safety and tolerability profile of CBM-EGFR.1 in cholangiocarcinoma and NSCLC;
●	Explore the CBM-EGFR.1 opportunities in other solid tumor indications;
●	Seek early possibilities of conducting multi-center Phase IIb trials to validate the clinical activity from early CBM-EGFR.1 observation;
●	Confirm the safety and tolerability profile of CBM-CD20.1 targeting CD20 for NHL;
●	Explore the CBM-CD20.1 opportunities in other cancer indications;
●	Seek early possibilities of conducting multi-center Phase IIb trials to validate the clinical activity from early CBM-CD20.1 observation;
●	Evaluate potential partners to develop an immunohistochemistry based diagnostic assay to aid in the patient selection whenever needed;
●	Launch Phase II trials to explore the efficacy and safety of CD19 or CD20 CAR-T mono or combination therapies in chemo refractory/relapsing patients with hematological malignancies;
●	File new CAR-T and other patents;
●	Obtain approval for pending patents;
●	Evaluate the feasibility of sponsoring a multi-sites Phase I/II clinical study to support the New Drug Application (NDA) for the U.S. CD40LGVAX trial;
●
Evaluate feasibility of sponsoring a registration trial-like clinical study to support the New Drug Application (NDA) for an allogeneic haMPC Knee Osteoarthritis therapy (“Allo KOA”) study in the United States;

●	Complete preclinical GLP safety evaluation studies of haMPC for Asthma and Chronic Obstructive Pulmonary Disease (COPD);
●	Provide update on Cartilage Damage clinical study;
●	Develop preclinical package for allogeneic haMPC therapy for COPD/Asthma clinical trial;
●	Continue to seek advanced technologies to bolster our CAR-T China market position;
●	Bolster R&D resources to fortify our intellectual properties portfolio and scientific development;
●	File registration for our 2014 Stock Option Plan; and
●	Improve liquidity by registering the shares sold in previous private placements and further fortify our balance sheet by courting institutional investors.

We are developing our business in cell therapeutics and capitalizing on the increasing importance and promise that adult stem cells have in regenerative medicine. Our most advanced candidate involves adipose-derived mesenchymal stem cells to treat KOA.

Presently we have two autologous cell therapy candidates undergoing clinical trials in China, for the treatment of KOA and CD. If and when these therapies gain regulatory approval in the PRC, we will be able to market and offer them for clinical use. Although our biomedicine business was very recently organized, our technologies have been in development for decades, and our focus is on the latest translational stages of product development, principally from the pre-clinical trial stage to regulatory approval and commercialization of new therapies.

Our strategy is to develop safe and effective cellular medicine therapies for indications that represent a large unmet need in China, based on technologies developed both in-house and obtained through acquisition, licensing and collaboration arrangements with other companies. Our near term objective is to pursue successful clinical trials in China for our KOA application, followed by our CD and Asthma therapies.  We intend to utilize our comprehensive cell platform to support multiple cell lines to pursue multiple therapies, both allogeneic and autologous. We intend to apply U.S. Standard Operating Procedures ("SOPs") and protocols while complying with Chinese regulations, while owning, developing and executing our own clinical trial protocols. We plan to establish domestic and international joint ventures or partnerships to set up cell laboratories and/or research facilities, acquire technology or in-license technology from outside of China, and build affiliations with hospitals, to develop a commercialization path for our therapies, once approved. We intend to use our first-mover advantage in China, against a backdrop of enhanced regulation by the central government, to differentiate ourselves from the competition and establish a leading position in the China cell therapeutic market.  We also intend to out-license our technologies to interested parties and explore the feasibility of a U.S. allogeneic KOA clinical study with the FDA.

CBMG initially plans to use its centralized manufacturing facility located in Shanghai to service multiple hospitals within 200 km of the facility.  We aim to complete clinical trials for our KOA and CD therapy candidates as soon as practicable. Our goal is to first obtain regulatory permission for commercial use of the therapies for the respective hospitals in which the trials are being conducted. CBMG plans to scale up its customer base by qualifying multiple additional hospitals for the post-trial use of therapies, once approved, by following regulatory guidelines.

With the AG acquisition we intend to monetize AG’s U.S. and Chinese intellectual property for immune cell therapy preparation methodologies and patient immunity assessment by engaging with prominent hospitals to conduct pre-clinical and clinical studies in specific cancer indications. The T Cell clonality analysis technology patent, together with AG’s other know-how for immunity analysis, will enable the Company to establish an immunoassay platform that is crucial for immunity evaluation of patients with immune disorders as well as cancerous diseases that are undergoing therapy.

We believe that few competitors in China are as well-equipped as we are in the clinical trial development, diversified U.S. FDA protocol compliant manufacturing facilities, regulatory compliance and policy making participation, as well as a long-term presence in the U.S. with U.S.-based management and investor base.

We intend to continue our business development efforts by adding other proven domestic and international biotechnology partners to monetize the China health care market.

In order to expedite fulfillment of patient treatment CBMG has been actively developing technologies and products with a strong intellectual properties protection, including haMPC, derived from fat tissue, for the treatment of KOA, CD, Asthma, COPD and other indications. CBMG’s acquisition of AG provides an enlarged opportunity to expand the application of its cancer therapy-enabling technologies and to initiate clinical trials with leading cancer hospitals.  With the AG acquisition, we will continue to seek to empower hospitals' immune cell cancer therapy development programs that help patients improve their quality of life and improve their survival rate.

CBMG's proprietary and patent-protected production processes and clinical protocols enable us to produce raw material, manufacture cells, and conduct cell banking and distribution. Applying our proprietary intellectual property, we will be able to customize specialize formulations to address complex diseases and debilitating conditions.

CBMG has been developing disease-specific clinical treatment protocols. These protocols are designed for each of these proprietary cell lines to address patient-specific medical conditions. These protocols include medical assessment to qualify each patient for treatment, evaluation of each patient before and after a specific therapy, cell transplantation methodologies including dosage, frequency and the use of adjunct therapies, potential adverse effects and their proper management.

The protocols of haMPC therapy for KOA and CD have been approved by the hospitals’ Institutional Review Board for clinical trials. Once the trials are completed, the clinical data will be analyzed by a qualified third party statistician and reports will be filed by the hospitals to regulatory agencies for approval for use in treating patients.

CBMG has three cGMP facilities in Beijing, Shanghai and Wuxi, China that meet international standards and have been certified by the CFDA. In any precision setting, it is vital that all controlled-environment equipment meet certain design standards. To achieve this goal, our Shanghai cleanroom facility underwent an ISO-14644 cleanroom certification. Additionally, our facilities have been certified to meet the ISO-9001 Quality Management standard by SGS Group, and accredited by the American National Bureau of Accreditation (“ANBA”). These cGMP facilities make CBMG one of the few companies in China with facilities that have been certified by US- and European-based, FDA authorized ISO accreditation institutions.

In total, our cGMP facilities have over 23,000 sq. ft. of cleanroom space with the capacity for nine independent cell production lines.

Most importantly, CBMG has a manufacturing and technology team with more than 30 years of relevant experience in China, EU, and the United States. All of these factors make CBMG a high quality cell products manufacturer in China.

Subsidiaries and Affiliates

We conduct our business operations through the following subsidiaries (including a controlled various interest entity (“VIE”):

CBMG BVI, a British Virgin Islands corporation, is a holding company and a wholly-owned subsidiary of Cellular Biomedicine Group, Inc. (NASDAQ: CBMG), a Delaware corporation. We operate our biomedicine business through CBMG BVI and its subsidiary and controlled VIE.

Cellular Biomedicine Group HK Limited, a Hong Kong company limited by shares, is a holding company and wholly-owned subsidiary of CBMG BVI.

Cellular Biomedicine Group Ltd. (Wuxi), license number 320200400034410 (“WFOE”) is a wholly foreign-owned entity that is 100% owned by Cellular Biomedicine Group HK Limited.  This entity’s legal name in China is 西比曼生物科技（无锡）有限公司 , which directly translates to “Xi Biman Biological Technology (Wuxi) Co. Ltd.”  WFOE controls and holds ownership rights in the business, assets and operations of Cellular Biomedicine Group Ltd. (Shanghai) (“CBMG Shanghai”) through variable interest entity ("VIE") agreements.  We conduct certain biomedicine business activities through WFOE, including lab kit production and research.

Cellular Biomedicine Group Ltd. (Shanghai) license number 310104000501869, is a PRC domestic corporation, which we control and hold ownership rights in, through WFOE and the above-mentioned VIE agreements.  This entity’s legal name in China is 西比曼生物科技（上海）有限公司 , which directly translates to “Xi Biman Biotech (Shanghai) Co., Ltd.”  We conduct certain biomedicine business activities through CBMG Shanghai, including clinical trials and certain other activities requiring a domestic license in the PRC.  Mr. Chen Mingzhe and Mr. Cao Wei (our President, Chief Operating Officer and director) together are the record holders of all of the outstanding registered capital of CBMG Shanghai.  Mr. Chen and Mr. Cao are also directors of CBMG Shanghai constituting the entire management of the same.   Mr. Chen and Mr. Cao receive no compensation for their roles as managers of CBMG Shanghai.

Agreen Biotech Co. Ltd. is a PRC domestic corporation and a wholly-owned subsidiary of CBMG Shanghai. AG is a cancer-therapy-focused developmental stage company whose intellectual property (including the intellectual property of AG’s founder, which the Company also acquired) is comprised of TCR clonality analysis technology and Tcm and Dendritic Cell ("DC") preparation methodologies.

Cellular Biomedicine Group Vax, Inc., a corporation incorporated in the State of California, is a wholly-owned subsidiary of Cellular Biomedicine Group, Inc.  It holds the assets acquired from Blackbird, including the license on the next generation cancer immunotherapy vaccine CD40LGVAX, its related technologies and technical knowledge.

Legal Proceedings

On April 21, 2015, a putative class action complaint was filed against the Company in the U.S. District Court for the Northern District of California captioned Bonnano v. Cellular Biomedicine Group, Inc., 3:15-cv-01795-WHO (N.D. Ca.).  The complaint also named Wei Cao, the Company’s then-Chief Executive Officer, and Tony Liu, the Company’s Chief Financial Officer, as defendants.  The complaint alleged that during the class period, June 18, 2014, through April 7, 2015, the Company made material misrepresentations in its periodic reports filed with the SEC.  The complaint alleged a cause of action under Section 10(b) of the Securities Exchange Act of 1934 (the “1934 Act”) against all defendants and under Section 20(a) of the 1934 Act against the individual defendants. The complaint did not state the amount of the damages sought.

On June 3, 2015, defendants were served.  On June 29, 2015, the Court ordered, as stipulated by the parties, that defendants are not required to respond to the initial complaint in this action until such time as a lead plaintiff and lead counsel have been appointed and a consolidated complaint has been filed.  The deadline for filing motions for the appointment of lead plaintiff and selection of lead counsel was June 22, 2015.  On that date, one motion was filed by the Rosen Law Firm on behalf of putative plaintiff Michelle Jackson.  On August 3, 2015, having received no opposition, the Court appointed Jackson as lead plaintiff and the Rosen Law Firm as class counsel.  As stipulated among the parties, Jackson filed an amended class action complaint on September 17, 2015.

The amended complaint names ten additional individuals and entities as defendants (“additional defendants”), none of whom were affiliated with the Company, and asserted an additional claim under Section 10(b) and Rule 10b-5(a) and (c) thereunder that the Company purportedly engaged in a scheme with the additional defendants to promote its securities.  The amended complaint did not assert any claims against Mr. Liu.

On January 19, 2016, the Company filed a motion to dismiss, which was argued on April 20, 2016.  On May 20, 2016, the Court granted the motion to dismiss with leave to amend.  Plaintiffs may amend the complaint within 20 days of the order. The Company anticipates that it will move to dismiss the amended complaint if one is filed.

The Company believes that the claims do not have merit and intends to vigorously defend against them.   At this early stage of the proceedings it is not possible to evaluate the likelihood of an unfavorable outcome or to estimate the range of potential loss.

Other than as disclosed above, we are not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations.

Additional Information

Since inception and through December 31, 2015, we have recorded accumulated losses totaling approximately $57.3 million. Our historical operating losses have resulted principally from our research and development activities, including clinical trial activities for our product candidates and general and administrative expenses. Ultimately, if we secure additional approvals from the MOH, CFDA and other regulatory bodies throughout the world for our product candidates, our goal will be to augment our current sources of revenue and, as applicable, deferred revenue (principally licensing fees), with sales of such products or royalties from such sales, on which we may pay royalties or other fees to our licensors and/or third-party collaborators as applicable.

We have based our estimates of development costs, market size estimates, peak annual sales projections and similar matters described or incorporated by reference in this prospectus on our market research, third party reports and publicly available information which we consider reliable. However, readers are advised that the projected dates for filing and approval of our drug applications with the MOH, CFDA or other regulatory authorities, our estimates of development costs, our projected sales and similar metrics regarding our KOA and CD therapies or any other product candidates discussed elsewhere (or incorporated by reference) in this prospectus are merely estimates and subject to many factors, many of which may be beyond our control, which will likely cause us to revise such estimates. Readers are also advised that our projected sales figures do not take into account the royalties and other payments we will need to make to our licensors and strategic partners. Our estimates are based upon our management’s reasonable judgments given the information available and their previous experiences, although such estimates may not prove to be accurate.

Corporate Information

Our principal executive offices are located at 19925 Stevens Creek Blvd., Suite 100 Cupertino, CA 95014. Our telephone number is: (408) 973-7884.

THE OFFERING

Common stock outstanding prior to the offering	14,089,268 shares of common stock issued and outstanding as of May 6, 2016.
Common stock offered by the Selling Stockholders
Up to 5,137,905 shares of common stock for sale by the Selling Stockholders for their own account.  These shares include:

(i)     Up to 2,348,888 shares of our common stock issued in connection with the 2016 PIPE and related finder fee;

(ii)     up to 436,841 shares of our common stock issued in connection with the March 2015 PIPE;

(iii)    up to 298,507 shares of our common stock issued in connection with the June 2014 PIPE and subsequent exercise of the Option;

(iv)   up to 214,286 shares of our common stock issued in connection with the December 2014 PIPE;

(v)    up to 752,236 shares of our common stock issued in connection with the July 2013 PIPE;

(vi)   up to 962,076 shares of our common stock issued to the shareholders of Cellular Biomedicine Group Ltd. in connection with our merger with Eastbridge Investment Group Corporation in February 2013;

(vii)  up to 75,000 shares of our common stock issued in connection with the AG Acquisition;

(viii) up to 46,867 shares of our common stock issued in connection with the Blackbird Acquisition; and

(ix)    up to 3,204 shares of our common stock issued to certain officers and directors of Cellular Biomedicine Group Ltd. and Cellular Biomedicine Group, Inc. as compensation for services rendered.

Proceeds	We will not receive any proceeds from the sale of our common stock by the Selling Stockholders.
Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors.”
NASDAQ Global Market Symbol	CBMG

The number of shares of our common stock that will be outstanding immediately prior this offering as shown above is based on 14,089,268 shares outstanding as of May 6, 2016. The number of shares outstanding as of the date of this prospectus, as used throughout this prospectus, unless otherwise indicated, excludes the following, all as of May 6, 2016:

●	383,730 shares of our common stock issuable upon exercise of stock options outstanding under our 2011 Incentive Stock Option Plan, which had a weighted average exercise price of $7.17 per share;
●	859,654 shares of our common stock issuable upon exercise of stock options outstanding under our 2013 Stock Incentive Plan, which had a weighted average exercise price of $8.66 per share; and
●
680,390 shares of our common stock issuable upon exercise of stock options outstanding under our 2014 Stock Incentive Plan, which had a weighted average exercise price of $19.90 per share, and 78,337 shares of our common stock outstanding under our 2014 Stock Incentive Plan subject to vest before January 22, 2019.

RISK FACTORS

We have included discussions of the risks, uncertainties and assumptions under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2015, as updated by our subsequent filings under the Exchange Act, which risk factors are incorporated by reference into this prospectus. See “Where You Can Find More Information” for an explanation of how to get a copy of this report. Additional risks related to our securities may also be described in a prospectus supplement and in any related free writing prospectus that we may authorize to be provided to you.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risk factors we describe in any prospectus supplement and in any related free writing prospectus that we may authorize to be provided to you or in any report incorporated by reference into this prospectus or such prospectus supplement, including our Annual Report on Form 10-K for the year ended December 31, 2015, or any Annual Report on Form 10-K or Quarterly Report on Form 10-Q that is incorporated by reference into this prospectus or such prospectus supplement after the date of this prospectus. Although we discuss key risks in those risk factor descriptions, additional risks not currently known to us or that we currently deem immaterial also may impair our business. Our subsequent filings with the SEC may contain amended and updated discussions of significant risks. We cannot predict future risks or estimate the extent to which they may affect our financial performance.

Please also read carefully the section above entitled “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of common stock registered hereunder.

SELLING STOCKHOLDERS

Up to 5,137,905 shares of common stock are being offered by this prospectus for sale by the Selling Stockholders for their own account.  These shares include: (i) up to 2,348,888 shares of our common stock issued in connection with the 2016 PIPE and related finder fee; (ii) up to 436,841 shares of our common stock issued in connection with the March 2015 PIPE; (iii) up to 298,507 shares of our common stock issued in connection with the June 2014 PIPE and subsequent exercise of the Option; (iv) up to 214,286 shares of our common stock issued in connection with the December 2014 PIPE;  (v) up to 752,236 shares of our common stock issued in connection with the July 2013 PIPE; (vi) up to 962,076 shares of our common stock issued to the shareholders of Cellular Biomedicine Group Ltd. in connection with our merger with Eastbridge Investment Group Corporation in February 2013; (vii) up to 75,000 shares of our common stock issued in connection with the AG Acquisition; (viii) up to 46,867 shares of our common stock issued in connection with the Blackbird Acquisition; and (ix) up to 3,204 shares of our common stock issued to certain officers and directors of Cellular Biomedicine Group Ltd. and Cellular Biomedicine Group, Inc. as compensation for services rendered.

The shares issued in the 2016 PIPE are being registered herein pursuant to the Company’s obligation under the terms of the 2016 PIPE to use commercially reasonable efforts to prepare and file a registration statement covering the resale of such shares by May 4, 2016.

On June 26, 2015, the Company completed the Blackbird Acquisition pursuant to which it acquired all of Blackbird’s right, title and interest in and to the USF’s license on the next generation cancer immunotherapy vaccine CD40LGVAX, its related technologies and technical knowledge. Of the total consideration to be delivered to Blackbird for the assets the Company purchased from Blackbird, $2,500,000 was delivered in cash and 28,120 shares of Company common stock, representing $1,050,000 of the purchase consideration, was issued and delivered to Blackbird. Another 18,747 shares, representing $700,000 of the purchase consideration (subject to adjustments and satisfaction of certain conditions in line with similar transactions), were issued and delivered to Blackbird in November 2015.  All 46,867 shares of common stock issued to Blackbird and its designees are being registered herein.

The shares issued in the March 2015 PIPE are being registered herein pursuant to the Company’s obligation under the terms of the March 2015 PIPE to use commercially reasonable efforts to prepare and file a registration statement covering the resale of such shares by April 27, 2015.

On September 26, 2014, the Company completed its acquisition of Beijing Agreen Biotechnology Co. Ltd. ("AG") and the U.S. patent held by AG’s founder in exchange for cash of $3.28 million and the issuance of 828,522 shares of Company common stock. 75,000 shares of common stock issued to AG’s founder are being registered herein.

The shares issued in the June 2014 PIPE and the shares issued upon exercise of the Option are being registered herein pursuant to the Company’s obligation under the terms of the June 2014 PIPE and the Option to use commercially reasonable efforts to prepare and file a registration statement covering the resale of such shares by September 16, 2014.  In December 2014, the Option was exercised in full.  Immediately prior to exercise, a portion of the Option was assigned by the holder, Venture Garden Limited, to Yusen Holdings Limited, Navibell Venture Corp., Mission Right Limited, and Maplebrook Limited in the amounts listed in the following table.

The shares issued in the December 2013 PIPE are being registered herein pursuant to the Company’s obligation under the terms of the December 2013 PIPE to use commercially reasonable efforts to prepare and file a registration statement covering the resale of such shares by March 31, 2014.

The shares issued in the July 2013 PIPE are being registered herein pursuant to the Company’s obligation under the terms of the July 2013 PIPE to use commercially reasonable efforts to prepare and file a registration statement covering the resale of such shares by September 28, 2013.

As used in this prospectus, the term “Selling Stockholders” includes the selling stockholders and their respective transferees, assignees, pledgees, donees or other successors.

All proceeds of this offering will be received by the Selling Stockholders for their own accounts.  We may receive proceeds in connection with the exercise of the Option and the underlying shares associated with which may, in turn, be sold by the Selling Stockholders.

The following table sets forth, to our knowledge, information as of May 6, 2016 (unless otherwise indicated), regarding ownership of our common stock by the Selling Stockholders, both before and immediately after the offering.  Actual common stock ownership by the Selling Stockholders includes and is subject to the exercise of options issued under our 2011, 2013 and 2014 stock incentive plans, among other factors.  The percentage of ownership for the selling stockholders is based on shares of common stock outstanding as of May 6, 2016.

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the respective accounts of the selling stockholders.  After the date of effectiveness of the registration statement of which this prospectus is a part, the selling stockholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of its common stock. Information about the selling stockholders may change over time.

Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

Name	Position or other Material Relationship	Total number of shares of common stock owned prior to the offering	Number of shares to be offered for the account of the selling stockholder	Number of shares owned after this offering	Percentage to be beneficially owned after this offering
TEOH PEI CHIN		351,650	110,106	241,544	2.5%
NAVIBELL VENTURE CORP (1)		314,286	314,286	-	2.2%
ZHOU ZHENG		298,507	298,507	-	2.1%
HUIJUN YANG		230,000	150,000	80,000	1.6%
WHITE PALACE INTERNATIONAL LTD (2)		194,030	149,253	44,777	1.4%
RICH PREMIER HOLDINGS LTD (3)		149,253	149,253	-	1.1%
DEJIAN LIU		149,253	149,253	-	1.1%
WEN TAO LIU (4)	Director of CBMG	382,187	131,085	251,102	2.7%
HEALTHCREST AG (5)		119,000	119,000	-	*
BIZUO LIU (6)	CEO, CFO and Director of CBMG	579,100	100,000	479,100	4.0%
ZHONG C KOU		75,000	75,000	-	*
DEMILLE MANAGEMENT LTD (7)		50,000	50,000	-	*
SJ FRONTIER LIMITED (8)		44,776	44,776	-	*
MENG MING RONG		40,039	40,039	-	*
CHEN MING ZHE		34,033	34,033	-	*
WENQIAN WANG		29,851	29,851	-	*
AMPLECITY HOLDINGS LIMITED (9)		29,850	29,850	-	*
W & J DEVELOPMENT LTD (10)	William Cao, Former Director of CBMG, jointly owns W&J Development Ltd. with his spouse	199,617	199,617	-	*
JESSICA JIA CHANG		17,849	17,849	-	*
YI ZHU DOLLENBACHER		13,570	13,570	-	*
GIULIO ANTONELLO		5,263	5,263	-	*
SARAH SCHWELLER		19,357	5,207	14,150	*
DAI JIANPING		11,888	4,005	7,883	*

HOWARD JOHN ROSEN	4,004	4,004	-	*
MARK HOWARD BERMAN	2,003	2,003	-	*
ZHANG (HELEN) LI	59,502	2,002	57,500	*
DEREK H MUHS	168,955	1,602	167,353	1.2%
GUAN ZHAN JUN	1,441	1,441	-	*
ZHENLU LI	24,012	2,012	22,000	*
WANG JIERONG	691	691	-	*
SHOUSHU JIAO	601	601	-	*
LUYI ZHANG	16,969	1,002	15,967	*
LUO HUI	184,211	184,211	-	1.3%
OCTOBER STORY GLOBAL LIMITED (11)	68,421	68,421	-	*
LEONARDO MARSEGLIA	52,632	52,632	-	*
CHEN WEIXING	52,631	52,631	-	*
MAGNITUDE PTE LTD (12)	39,260	39,260	-	*
SINOBROTHERS INVESTMENT HOLDINGS LTD (13)	36,151	36,151	-	*
EVER BONUS WEALTH LIMITED (14)	26,316	26,316	-	*
WANG WOO HONG	26,315	26,315	-	*
UNIVERSITY OF SOUTH FLORIDA RESEARCH FOUNDATION (15)	1,592	1,592	-	*
BLACKBIRD BIOFINANCE LLC (16)	455	455	-	*
SAM SHRIVASTAVA (16)	20,228	20,228	-	*
SCOTT ANTONIA	21,821	21,821	-	*
DAVID SOBEK	910	910	-	*
BRAD HILL	455	455	-	*
SHENG WEI	1,406	1,406	-	*
OPEA S.R.L. (17)	21,052	21,052	-	*
XU QIANG	78,888	78,888	-	*
DANGDAI INTERNATIONAL GROUP CO., LTD. (18)	2,270,000	2,270,000	-	16.1%

* Less than 1%

(1)	Navibell Venture Corp. is wholly owned by The Xie Family Trust. Xie Shihuang is trustee of the Xie Family Trust and has voting and dispositive power over the shares held by Navibell Venture Corp.
(2)	Ming Zeng has voting and dispositive power over the shares held by White Palace International Ltd.
(3)	Zhang Xiangdong has voting and dispositive power over the shares held by Rich Premier Holdings Ltd.
(4)
Wen Tao Liu’s total number of shares owned prior to and after the offering include 146,667 options to purchase Common Stock under the 2011 Plan and 22,444 options to purchase Common Stock under 2014 Plan, of which 160,694 are currently vested and exercisable as of May 6, 2016.

(5)	Howard Rosen has voting and dispositive power over the shares held by Healthcrest AG and Jacesa Investment Ltd.
(6)
Bizuo (Tony) Liu’s total number of shares owned prior to the offering and after the offering nclude 5,300 options issued under the 2011 Plan, 255,000 options issued under 2013 Plan and 218,800 options issued under 2014 Plan, of which an aggregate of 257,901 are currently vested and exercisable as of May 6, 2016.

(7)	Jing Xiandong has voting and dispositive power over the shares held by Demille Management Ltd.
(8)	Lina has voting and dispositive power over the shares held by SJ Frontier Limited.
(9)	Lu Zhong is the sole owner of Amplecity Holdings Limited.
(10)
Wei (William) Cao shares voting and dispositive power over the shares held by W & J Development Ltd. with his spouse. Total shares owned by Mr. Cao includes (i) 167,391 shares directly by him as of May 6, 2016, and (ii) 199,617 shares held by W & J Development Ltd as of May 6, 2016. Mr. Cao’s total number of shares owned prior to and after the offering include 90,000 options  issued under the 2011 Plan, 32,500 options issued under 2013 Plan and  44,891 options issued under 2014 Plan, of which an aggregate of  167,391 are currently vested and exercisable as of May 6, 2016.

(11)	Yongming Wu has voting and dispositive power over the shares held by October Story Global Limited.
(12)	Juliana Harto has voting and dispositive power over the shares held by Magnitude Pte Ltd.
(13)	Guang Hu has voting and dispositive power over the shares held by Sinobrothers Investment Holdings Ltd.
(14)	Ting Yiu Ma has voting and dispositive power over the shares held by Ever Bonus Wealth Limited.
(15)	The Investment Committee of the University of South Florida Research Foundation has voting and dispositive power over the shares held by the Foundation.
(16)	Sam Shrivastava has voting and dispositive power over the shares held by Blackbird BioFinance, LLC.
(17)	Opea Srl. is 100% owned by four individuals including Antonio Fontana, Piera Filippi, Edoardo Fontana, and Olivia Fontana.
(18)
Wuhan Dangdai Technology & Industries Group Inc. has voting and dispositive power over the shares of Dangdai International Group Co., Limited in Hong Kong. Wuhan Dangdai Technology & Industries Group Inc. is controlled by Hansheng Zhou, Xiaodong Zhang, Luming Ai, Xuehai Wang, Lei Yu, Xiaoling Du and Haichun Chen.  Such individuals share voting and dispositve power over the shares held by Dangdai International Group Co., Limited.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledges, assignees, donees selling shares received from such Selling Stockholders as a gift, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The Selling Stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.  Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales and therefore they will be subject to the prospectus delivery requirements of the Securities Act.  In such event, any commissions received by such brokers-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  To our knowledge and based upon information we received from the Selling Stockholders: (i) the Selling Stockholders do not have any agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock and (ii) the Selling Stockholders have not received any of the securities registered hereby as underwriting compensation.  We are also not aware of any underwriting plan or agreement, underwriters’ or dealers’ compensation, or passive market making or stabilizing transactions involving the purchase or distribution of these securities.

We are required to pay all fees and expenses incident to the registration of the shares.  We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.  To the extent required, we will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution.  To comply with the securities laws of certain jurisdictions, registered or licensed brokers or dealers may need to offer or sell the shares offered by this prospectus.  The applicable rules and regulations under the Exchange Act may limit any person engaged in a distribution of the shares of common stock covered by this prospectus in its ability to engage in market activities with respect to such shares.  The Selling Stockholders, for example, will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, which provisions may limit the timing of purchases and sales of any shares of common stock by the Selling Stockholders.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus, and any supplement thereto, will be passed upon for us by Ellenoff Grossman & Schole LLP, New York, NY. The legality of the securities for any underwriters, dealers or agents will be passed upon by counsel as may be specified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements as of December 31, 2015 and for the year then ended and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO China Shu Lun Pan Certified Public Accountants LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2014 and for the years ended December 31, 2014 and 2013 incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the Securities and Exchange Commission under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus is part of that registration statement and does not contain all the information included in the registration statement.

For further information with respect to our common stock and us, you should refer to the registration statement, its exhibits and the material incorporated by reference therein. Portions of the exhibits have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts or other documents filed as an exhibit to the registration statement, and these statements are hereby qualified in their entirety by reference to the contract or document. The registration statement may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549 and the Regional Offices at the Commission located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 233 Broadway, New York, NY 10279. Copies of those filings can be obtained from the Commission’s Public Reference Section, Judiciary Plaza, 100 F Fifth Street, N.E., Washington, D.C. 20549 at prescribed rates and may also be obtained from the web site that the Securities and Exchange Commission maintains at http://www.sec.gov. You may also call the Commission at 1-800-SEC-0330 for more information. We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the Commission’s public reference room in Washington, D.C. You can request copies of those documents upon payment of a duplicating fee, by writing to the Securities and Exchange Commission.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are “incorporating by reference” certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus supplement. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus supplement will automatically update and supersede information contained in this prospectus supplement, including information in previously filed documents or reports that have been incorporated by reference in this prospectus supplement, to the extent the new information differs from or is inconsistent with the old information. We have filed or may file the following documents with the SEC and they are incorporated herein by reference as of their respective dates of filing:

●	our Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the SEC on March 14, 2016;
●	our Quarterly Report on Form 10-Q for the three months ended March 31, 2016 as filed with the SEC on May 9, 2016;
●
our Current Reports on Form 8-K and/or their amendments as filed with the SEC on January 11, 2016, January 28, 2016 , February 10, 2016, April 15, 2016, April 20, 2016, May 5, 2016 and May 25, 2016; and

●
the description of our common stock contained in our Form 8-A filed with the SEC on June 13, 2014, and as it may be further amended from time to time, under the caption “Item 1. Description of Registrant’s Securities to be Registered.”

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

You may request a copy of these filings at no cost (other than exhibits unless such exhibits are specifically incorporated by reference) by writing or telephoning us at the following address and telephone number:

Cellular Biomedicine Group, Inc.
19925 Stevens Creek Blvd., Suite 100
Cupertino, CA 95014
Telephone: (408) 973-7884
Attention: Tony Liu

Up to 5,137,905 Shares of
Common Stock

Prospectus

June 17, 2016

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery.